Exhibit 21.1

Uniroyal Global Engineered Products, Inc.

Subsidiaries of the Registrant as of December 29, 2019

Name	Jurisdiction of Organization	Status at December 29, 2019

UEP Holdings, LLC	Delaware	Active
Uniroyal Engineered Products, LLC (1)	Delaware	Active
Uniroyal Global (Europe) Limited	England and Wales	Active
Wardle Storeys (Group) Limited (2)	England and Wales	Active
Uniroyal Global Limited (3)	England and Wales	Active
Wardle Storeys (Services) Limited (3)	England and Wales	Active

_____________

(1)     100% owned by UEP Holdings, LLC.

(2)     100% owned by Uniroyal Global (Europe) Limited

(3)     100% owned by Wardle Storeys (Group) Limited